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                                                                 Exhibit 10.14

                                                                   10 May 1998

Mr. Ted West
22 Venado Drive
Tiburon, CA 94920

Dear Ted,

I am extremely pleased to be able to offer you the position of Executive Vice President of Sales and Marketing at Centraal Corporation. You will be reporting directly to myself. I acknowledge your desire to be considered for the title of Chief Operating Officer (COO) and have constructed a package that reflects that level of seniority. The board will review your title before the end of 1998.

As EVP Sales & Marketing you will be responsible for Sales, Marketing and Strategic Partnerships. Rusti Baker (Director Business Development), Amy Katch (Director of Sales) and Gene McPherson (VP Communications) will report directly to you.

Your start date will be 5/11/1998. I acknowledge that between this date and 7/1/1998 you will work 3 days a week. I further acknowledge that you will have unpaid leave between 11-22 June 1998.

Your annual salary will be $150,000, which will be paid on a bi-weekly basis. A further $50,000 will be paid as bonus during 1998. This will be contingent on the company achieving its $10m revenue goal for 1998 and will be paid quarterly. Payment will be proportionate to the percent of goal achieved.

Additionally I will recommend to the Centraal board of directors that the following stock options be granted:

- 750,.000 shares of common stock at a $0.10 strike price. These to vest over 4 years on a monthly basis.

-    50,000 bonus options in 1998, 100,000 in 1999 and 100,000 in 2000 based on achievement of agreed upon objectives (MBOs). These options will be priced at the then current strike price and will vest over a four year period from the date of offer. Vesting will be monthly.


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-    You will have the option to purchase 250,000 shares of common stock, currently held by myself, at a $0.45 price. The company may agree to loan you $112,500.00 to pay for these at the appropriate time of excercise.

- Further, a pool of 500,000 of common stock, currently held by myself, will be put aside and made available to you for purchase at $0.45 a share. You will be entitled to purchase these should the company sell additional stock at any point over the next 24 months. The number you purchase will be capped at 500,000 and can only be 5% of any additional stock sold. The aim is to maintain a 5% ownership by yourself up to a further 500,000 common shares.

The option to buy these shares will last for 30 days from the date of any additional stock sale. Payment will be within 60 days. The company will entertain any request to advance a loan for these purchases, and will seek repayment over 24 months.

There will be various protections for both you and Centraal Corporation built into this offer:

1. In relationship to the 750,000 options, the company agrees that these will vest monthly if legally possible. If not then, should the company terminate your employment before 12 months, you will be permitted to vest the relevant proportion of the first year options on the first anniversary of your employment. Should you leave the company of your own volition within 12 months all options will be cancelled (or returned at the $0.10 purchase price if already vested).

2. All 1998 bonuses (cash and stock options) will be paid in proportion to the goal of $10m revenues in 1998. Revenue is calculated as cash received in the calendar year irrespective of accounting practices. You will be responsible for objectives being defined and a compensation plan for the whole company being developed. This will be effective by 1 Jan 1999 at the latest.

3. A promissory note to the company will cover the loan to facilitate the purchase of common stock from myself. Should you leave the company of your own volition you will repay this loan within 30 days or return the stock.

In addition to your compensation plan, Centraal offers a competitive benefits package including the choice of several medical plans, dental, vision, disability and life insurance, which are paid for by the company. You may choose to purchase additional life insurance for you and your family at a nominal fee from 3x to 5x your annual salary, not to exceed $500,000. We offer 3 weeks vacation per year, as well as 13 paid holidays including a floating holiday to be appointed by you.

Centraal Corporation reserves the right for either party to cancel employment at will. This offer is contingent on:


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1.   Proof of your eligibility to work in the US. You will receive an "I-9 Form"
     for your completion, in accordance with the Immigration Reform and Control Act.

2.   Your signing and returning Centraal's non-disclosure agreement.

3. Your signing and returning this original letter to me no later than May 11th 1998.

4.   The approval of the board on 19 May 1998.

Ted, I really look forward to having you join the team! I know this goes for the rest of the company.

/s/ Keith Teare

Keith Teare
Chief Executive Officer


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                                       I accept this fantastic offer!


                                       Name: Ted West


                                       Signature:        /s/ Ted West
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                                       Start Date:       5/11/98
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